Exhibit 99.1

NEWS RELEASE

For more information contact:
Jan Johannessen
Chief Financial Officer
Lattice Semiconductor Corporation
(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS SECOND
QUARTER RESULTS - REVENUE UP 20%
Posts Record FPGA Revenue and Returns to Profitability

HILLSBORO, Ore. - July 25, 2006 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the second quarter ended June 2006.

For the second quarter, revenue was $62.7 million, an increase of 20 percent from the $52.4 million reported in the same quarter a year ago and an increase of nine percent from the $57.5 million reported last quarter.

Quarterly revenue from FPGA products was a record $13.1 million, or 21 percent of total revenue, and increased 33 percent year-over-year and 21 percent sequentially. Quarterly revenue from PLD products was $49.6 million, or 79 percent of total revenue, and increased 17 percent from the same quarter a year ago and six percent sequentially.

Other income for the second quarter was $4.5 million and included a $1.3 million gain related to the sale of foundry investments.

Net income for the second quarter was $2.1 million, or $0.02 per share, a significant improvement compared to a net loss of $8.2 million ($0.07 per share) in the same quarter a year ago, and a net loss of $0.8 million ($0.01 per share) in the previous quarter. The second quarter results include charges of $2.7 million for the amortization of intangible assets (currently expected to be substantially eliminated in 2008), $0.6 million for stock-based compensation expenses, and $0.1 million for restructuring charges. Excluding these charges, the Company posted net income for the first quarter of $5.5 million, or $0.05 per share. The Company believes exclusion of these charges more closely approximates its ongoing operational performance.

A reconciliation of non-GAAP net income (loss) to GAAP net income (loss) accompanies the financial tables in this earnings release.

“We are pleased to report that we achieved two key business goals during the second quarter. First, strong revenue growth and improved margins combined with solid execution contributed to a return to profitability for the first time since the first quarter of 2001. Second, the market acceptance of our new FPGA products continues to be positive, as we posted record quarterly FPGA revenue and continued market share gains,” said Steve Skaggs, President and Chief Executive Officer of Lattice Semiconductor Corporation. “Successful execution of our new product strategy has resulted in a significant upgrade to our product portfolio and I remain optimistic about our future prospects.”

Second Quarter Business Highlights:

▪
Expanded the Lattice programmable mixed signal product portfolio with the introduction of three additional members of the ispClockTM family and the introduction of the ispPAC®-POWER6AT6 device. This device provides margining selectable output levels and monitoring support for low cost embedded or discrete IC-based power supply designs, and allows simultaneous control for up to six separate power supplies.

▪
Introduced the ispLever® 6.0 design tool suite with industry-leading performance and significant design flow enhancements. This design tool supports all of Lattice’s FPGA and PLD product families including the newest 90nm LatticeECP2TM and LatticeSCTM Extreme PerformanceTM FPGA families.

▪
Expanded significantly the Intellectual Property core offerings, together with our partners, for the LatticeSC Extreme Performance FPGA family. This portfolio now includes forty-four IP cores including a complete range of PCI Express solutions, enabling designers to quickly implement system level designs on LatticeSC devices.

Business Outlook - September 2006 Quarter:

▪	Sequential quarterly revenue growth is expected to be approximately 0%-4%;
▪	Gross margin percentage is expected to be approximately flat;
▪
Total operating expenses are expected to be approximately $35 million, which includes an estimated $1 million of stock-based compensation expense (inclusion of stock-based compensation in operating expenses adds significant uncertainty to our estimates of expenses due to the effect of the volatility in our stock price and the effect of forfeitures, which we cannot predict);

▪	Intangible asset amortization is expected to be approximately $2.7 million; and
▪	Other income is expected to be approximately $3.2 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). This measure is generally based on the revenues of our products and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding amortization of intangible assets, stock-based compensation and restructuring charges.

Intangible assets relate to assets acquired through acquisitions and consist of purchased technology and deferred stock compensation issued in connection with the acquisitions. Restructuring charges consist of expenses incurred under our corporate restructuring plan which was implemented and substantially completed in the fourth quarter of 2005, and include items such as separation packages, costs to vacate space under long-term lease arrangements, cost to write-off an intellectual property license and other related expenses.

Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net income (loss), which is our most directly comparable GAAP financial result. For more information, see the consolidated statements of operations contained in this earnings release.

These non-GAAP adjustments are provided to enhance the user’s overall understanding of our operating performance and our prospects for the future. Lattice Semiconductor believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Lattice’s performance and provides useful information regarding financial and business trends relating to its financial condition and results of operations, in particular by excluding certain expense and income items that we believe are not indicative of our core operating results. These non-GAAP financial measures also facilitate comparisons to Lattice’s historical performance and our competitors’ operating results. Lattice also measures its employees and compensates them in part based on such non-GAAP financial measures. For the same reasons, Lattice management also uses this information in its budgeting and forecasting activities. We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

On July 25, 2006, Lattice will hold a telephone conference call at 2:00 pm (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On September 13, 2006, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements. Additionally, during the September 2006 quarter, Lattice plans to participate in an investor conference sponsored by Pacific Crest Securities and participate in the 2006 Oregon Technology Tour. Specific presentation dates and times are posted on our website at www.lscc.com.

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the Business Outlook - September 2006 Quarter section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating costs could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, product pricing and mix, changes in wafer, assembly and test costs, and variations in manufacturing yields.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Securities and Exchange Commission’s informal inquiry and any resulting actions, the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:
Lattice Semiconductor Corporation provides the industry’s broadest range of Field Programmable Gate Arrays (FPGA) and Programmable Logic Devices (PLD), including Field Programmable System Chips (FPSC), Complex Programmable Logic Devices (CPLD), Programmable Mixed-Signal Products (ispPAC®) and Programmable Digital Interconnect Devices (ispGDX®). Lattice also offers industry leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ISP, ispPAC, ispGDX, ispClock, ispLever, LatticeECP2, LatticeSC, Extreme Performance, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended			Six months ended
Description	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$62,719	$57,452	$52,396	$120,171	$103,679

Costs and expenses:
Costs of products sold	27,150	25,297	22,862	52,447	45,033
Research and development (2)	21,124	21,121	25,065	42,245	50,236
Selling, general and administrative	13,801	12,616	16,433	26,417	30,766
Amortization of intangible assets (1)	2,670	2,813	3,531	5,483	7,333
Restructuring costs	139	—	—	139	—

Total costs and expenses	64,884	61,847	67,891	126,731	133,368
Loss from operations	(2,165)	(4,395)	(15,495)	(6,560)	(29,689)

Other income, net	4,487	3,777	7,436	8,264	10,845

Income (loss) before provision for income taxes	2,322	(618)	(8,059)	1,704	(18,844)

Provision for income taxes	256	189	100	445	200

Net income (loss)	$2,066	$(807)	$(8,159)	$1,259	$(19,044)

Basic net income (loss) per share	$0.02	$(0.01)	$(0.07)	$0.01	$(0.17)

Diluted net income (loss) per share	$0.02	$(0.01)	$(0.07)	$0.01	$(0.17)

Shares used in per share calculations:

Basic	114,165	113,791	113,469	113,960	113,463

Diluted (3)	115,104	113,791	113,469	114,287	113,463

Notes:
(1)
Intangible assets subject to amortization aggregate $21.0 million, net, at June 30, 2006 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(2)
With the adoption of SFAS No. 123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense.  Includes $0.0 million for 2006 periods presented and $0.6 million of deferred stock compensation expense for the quarter ended June 30, 2005 and $1.2 million for the six months ended June 30, 2005.

(3)
For the three months ended June 30, 2006 the six months ended June 30, 2006, the computation of diluted earnings includes the effects of stock options as they are dilutive.  For all other periods, the effects of stock options are excluded as they are antidilutive.  The effects of the Zero Coupon Convertible Notes are excluded in the computation as the contingent conversion features were not triggered for any of the periods presented.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(unaudited)
	Three months ended			Six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005

GAAP net income (loss)	$2,066	$(807)	$(8,159)	$1,259	$(19,044)
Reconciling items:
Amortization of intangible assets (1)	2,670	2,813	3,531	5,483	7,333
Stock-based compensation (2)	638	707	582	1,345	1,196
Restructuring charges (3)	139	—	—	139	—
Non-GAAP net income (loss)	$5,513	$2,713	$(4,046)	$8,226	$(10,515)

Reconciliation of GAAP Net Income (Loss) per Share to Non-GAAP Net Income (Loss) per Share
(unaudited)
	Three months ended			Six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Basic and Diluted (5):
GAAP net income (loss)	$0.02	$(0.01)	$(0.07)	$0.01	$(0.17)
Reconciling items:
Amortization of intangible assets (1)	0.02	0.02	0.03	0.05	0.07
Stock-based compensation (2)	0.01	0.01	0.01	0.01	0.01
Restructuring charges (3)	—	—	—	—	—

Non-GAAP net income (loss)	$0.05	$0.02	$(0.04)	$0.07	$(0.09)

Shares used in per share calculations:
Basic	114,165	113,791	113,469	113,960	113,463
Diluted (4)	115,104	114,091	113,469	114,287	113,463

Notes:
(1)
Relates to intangible assets acquired through our acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001.

(2)
With the adoption of SFAS No. 123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense. Includes $0.0 million for the 2006 periods presented and $0.6 million of deferred stock compensation expense for the quarter ended June 30, 2005 and $1.2 million for the six months ended June 30, 2005.

(3)	Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005.

(4)
For the three months ended June 30, 2006 and March 31, 2006, and for the six months ended June 30, 2006, the computation of diluted non-GAAP earnings includes the effects of stock options as they are dilutive. The effects of the Zero Coupon Convertible Notes are excluded in the computation as the contingent conversion features were not triggered for any of the periods presented.

(5)	Per share amounts may differ due to rounding.

Lattice Semiconductor Corporation
Consolidated Balance Sheet
(in thousands)

	June 30,	December 31,
Description	2006	2005
	(unaudited)

Assets
Current assets:
Cash and short-term investments	$262,727	$264,192
Accounts receivable, net	33,050	23,577
Inventories	35,750	28,581
Other current assets	24,615	24,614
Total current assets	356,142	340,964

Property and equipment, net	47,681	45,450
Foundry investments, advances and other assets	60,720	79,432
Goodwill and other intangible assets, net (1)	244,535	250,011

	$709,078	$715,857

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and other accrued liabilities	$51,500	$53,438
Deferred income and allowances on sales to distributors	11,437	10,449
Total current liabilities	62,937	63,887

Zero Coupon Convertible notes due in 2010	123,500	133,500
Other long-term liabilities	18,168	20,386
Total liabilities	204,605	217,773

Stockholders' equity	504,473	498,084

	$709,078	$715,857

Note:
(1) At June 30, 2006, includes approximately $223.6 million in goodwill and $21.0 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

Lattice Semiconductor Corporation
- Supplemental Historic Financial Information -

Operations Information	Q206	Q106	Q205
Percent of Revenue:
Gross Margin	56.7%	56.0%	56.4%
R&D Expense	33.7%	36.8%	47.8%
SG&A Expense	22.0%	22.0%	31.4%
Restructuring Expense	0.2%	0.0%	—

Depreciation Expense ($000)	3,028	2,956	3,412
Capital Expenditures ($000)	5,461	2,754	2,768

Balance Sheet Information
Current Ratio	5.7	5.5	6.6
A/R Days Revenue Outstanding	48	40	45
Inventory Months	4.0	3.8	4.5

Revenue % (by Product Family)
FPGA	21%	19%	19%
PLD	79%	81%	81%

Revenue % (by Product Classification*)
New	14%	10%	—
Mainstream	51%	50%	—
Mature	35%	40%	—

Revenue % (by Geography)
Americas	30%	30%	32%
Europe (incl. Africa)	25%	27%	23%
Asia (incl. ROW)	45%	43%	45%

Revenue % (by End Market)
Communications	51%	50%	53%
Computing	17%	18%	16%
Other	32%	32%	31%

Revenue % (by Channel)
Direct	58%	60%	62%
Distribution	42%	40%	38%

* Product Classification:
New:	LatticeEC/ECP, LatticeXP, MachXO, FPSC, ispXPLD, ispGDX2, Power Manager, ispCLK

Mainstream:	ispMACH 4000/Z, ispXPGA, ispGDX/V, ispMACH 4/LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, and Other

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, All 5-Volt CPLDs, all SPLDs